EXHIBIT (12)

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                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                               Millions of Dollars
                                                                                                                   Nine Months
                                                                    Years Ended June 30                           Ended Mar. 31
                                                     -------------------------------------------------           ---------------
                                                     1991       1992      1993       1994       1995             1995      1996
                                                     ------     ------    ------     ------     ------           ------    ------
EARNINGS AS DEFINED
- ----------------------------------
     Earnings from operations before income taxes
        after eliminating undistributed earnings
        of equity method investees                   $2,652     $2,870    $  294     $3,307     $4,022           $3,357    $3,823

     Fixed charges excluding capitalized interest       435        584       631        569        571              438       432
                                                     ------     ------    ------     ------     ------           ------    ------

        TOTAL EARNINGS, AS DEFINED                   $3,087     $3,454    $  925     $3,876     $4,593           $3,795    $4,255
                                                     ======     ======    ======     ======     ======           ======    ======

FIXED CHARGES, AS DEFINED
- --------------------------------------------
     Interest expense                                $  395     $  510    $  552     $  482     $  488           $  368    $  367
     1/3 of rental expense                               40         74        79         87         83               70        65
                                                     ------     ------    ------     ------     ------           ------    ------
                                                        435        584       631        569        571              438       432
     Capitalized interest                                17         25        25         19         23                8         5
                                                     ------     ------    ------     ------     ------           ------    ------
        TOTAL FIXED CHARGES, AS DEFINED              $  452     $  609    $  656     $  588     $  594           $  446    $  437
                                                     ======     ======    ======     ======     ======           ======    ======

        RATIO OF EARNINGS TO FIXED CHARGES              6.8        5.7       1.4        6.6        7.7              8.5       9.7

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